EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT (the “Agreement”), dated April 22, 2010, is entered into by and among Organic Products Trading Company, a Washington corporation (hereinafter “Seller”), the Garth William Smith and Gaylene Louise Smith Revocable Living Trust, being the holder of all the outstanding shares of stock of Seller (the “Stockholder”), Garth Smith and Gaylene Smith, being the principal officers of Seller (collectively, the “Principals”) and Coffee Holding Acquisition LLC, a Delaware limited liability company (hereinafter “Buyer”) and Coffee Holding Co., Inc., a Nevada corporation (the “Company”).

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale.  At the Closing (as defined below), Seller will sell to Buyer and Buyer will purchase from Seller, all of the assets set forth on Exhibit 1.1 hereof (hereinafter collectively referred to as the “Purchased Assets”).

1.2           Purchase Price.  Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Purchased Assets provided for in this Agreement, Buyer agrees to pay to Seller an aggregate purchase price consisting of: 1) an amount of four hundred-fifty thousand dollars ($450,000) (the “Closing Cash Payment”); 2) a cash amount based upon the cost of inventory (calculated pursuant to Section 2.7 below) transferred from Seller to Buyer as part of the Purchased Assets (the “Inventory Cost Amount”); 3) fifty thousand (50,000) shares of Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Common Stock Payment”); 4) the Supplemental Cash Payment, as defined and described in Section 1.3, if conditions to payment are met; and 5) the Supplemental Common Stock Payments, as defined and described in Section 1.7, if conditions to the payments are met (collectively the “Purchase Price”).  The Closing Cash Payment and the Inventory Cost Amount are to be paid by delivery to Seller of immediately available funds by wire transfer to Seller’s account at Closing.  The Common Stock Payment shall be paid at Closing in accordance with Section 1.7.  The Supplemental Cash Payment and Supplemental Common Stock Payments shall be paid in accordance with Section 1.3 and Section 1.7, respectively.

1.3           Supplemental Cash Payment.  Subject to the terms and conditions of this Agreement, Buyer agrees to pay Seller one supplemental payment of fifty thousand dollars ($50,000) if Buyer generates a pre-tax net profit of three hundred thousand dollars ($300,000) or more, as determined by Buyer’s accounting firm, between May 1, 2010 and April 30, 2011 (the “Supplemental Cash Payment”).  The Supplemental Cash Payment, to the extent payable, shall be paid by Buyer to Seller in immediately available funds by wire transfer to Seller’s account on or before June 15, 2011.

1.4           No Assumption of Liabilities and Offset.  Unless expressly agreed upon in writing, neither Buyer nor Company assumes any liabilities of Seller, the Stockholder or the Principals with respect to the Purchased Assets.  Any and all obligations and liabilities of Seller, the Stockholder or the Principals, whether accrued or contingent or due or not due, which are not specifically assumed herein, shall be and remain the sole obligations and liabilities of Seller, Stockholder and/or Principals, as applicable, to pay and discharge, and Buyer shall not be obligated in any respect therefor.  Seller, Stockholder and Principals discharge, and agree to indemnify (jointly and severally) Buyer and Company against, any liabilities and obligations arising in connection with the Purchased Assets prior to the Closing.  In the event Buyer or Company incurs any costs or expenses with respect to any such liabilities and obligations, or in the event Buyer or Company discovers any inaccuracies in the Seller’s Inventory List or any items specified in Exhibit 1.1, after the Closing Date, Buyer may (without limiting any other rights available at law or in equity) offset such costs and expenses against: a) any portion of the Purchase Price still owed to Seller; b) against one or both of the Additional Cash Payments; or c) against any other payments owed to Seller, the Stockholders or either or both of the Principals in the future, including (but not limited to) any payments owed to Garth Smith or Gaylene Smith pursuant to one or both of the payments owed to Garth Smith or Gaylene Smith pursuant to one or both of the Employment Agreements (defined in Section 6.2).

1.5           Purchase Price Allocation.  The Purchase Price (and all other capitalized costs) shall be allocated among the Purchased Assets in accordance with Exhibit 1.5.  Buyer and Seller shall report, act and file Tax Returns (as defined below), including, but not limited to, Internal Revenue Service Form 8594, in all respects and for all purposes consistent with such allocation.  Neither Buyer nor Seller shall taken any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

1.6           Excluded Assets.  Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, any assets not listed on Exhibit 1.1.

1.7           Common Stock Payment, Supplemental Common Stock Payments, Sales and Repurchases.

(a)           At the Closing, Company shall transfer and assign to Seller the fifty thousand (50,000) shares of Common Stock that constitute the Common Stock Payment by delivering certificates representing such shares of Common Stock, duly endorsed for transfer to Seller with signatures guaranteed.

(b)           On or before each of June 15, 2011 and June 15, 2012, Company shall transfer and assign to Seller five thousand (5,000) shares of Common Stock, for a total of up to ten thousand (10,000) shares of Common Stock (the “Supplemental Common Stock Payments”), by delivering certificates representing such shares of Common Stock, duly endorsed for transfer to Seller with signatures guaranteed; provided however, Seller will be entitled to the first installment of the Supplemental Common Stock Payments on June 15, 2011 only if Buyer generates a pre-tax net profit of three hundred thousand dollars ($300,000) or more, as determined by Buyer’s accounting firm, between the Closing and April 30, 2011, and Seller will be entitled to the second installment of the Supplemental Common Stock Payments only if Buyer generates a pre-tax net profit of three hundred thousand dollars ($300,000) or more, as determined by Buyer’s accounting firm, between May 1, 2011 and April 30, 2012.

(c)           Seller, Stockholder and Principals understand that the Common Stock constituting the Common Stock Payment and the Supplemental Common Stock Payments will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act and applicable state securities laws, and that the reliance of the Buyer and Company on such exemptions is predicated in part on the representation of the Seller, Stockholder and Principals that neither Seller, Stockholder nor Principal will, or has any intent to, make any immediate distribution of the Common Stock and on the representation that any resales of the Common Stock will meet the requirements of Rule 144 of the Securities Act. Seller, Stockholder and Principals understand that the Common Stock being issued pursuant to this Agreement are restricted securities within the meaning of Rule 144 under the Securities Act; that the Common Stock shares are not registered, and will not be registered, by the Company and the Common Stock must be held indefinitely by Seller and any subsequent holders of the Common Stock, unless they are subsequently registered or an exemption from such registration is available under the Securities Act and applicable state securities laws.

(d)           Seller acknowledges that each certificate representing the Common Stock shares will be imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(e)           Commencing not sooner than six months from the date of Closing, subject to compliance with applicable Federal and state laws, Company agrees to repurchase such amount of Common Stock from Seller as is determined by Seller, for $4.00 per share regardless of the market value of the Common Stock at that time; provided that Company’s obligation to repurchase Common Stock from Seller pursuant to this subsection may not exceed 10,000 shares of Common Stock in any calendar year.  Buyer will repurchase the Common Stock from Seller within thirty (30) days of receiving written notice from Seller of its desire to sell the shares of Common Stock.  Upon Buyer’s receipt of such notice, the notice shall be deemed an irrevocable offer to sell the number of shares of Common Stock stated in the notice, which, subject to compliance with applicable Federal and state securities laws, Buyer may only reject to the extent the stated amount exceeds 10,000 shares of Common Stock or would exceed 10,000 shares Common Stock when aggregated with other repurchased Common Stock within the calendar year.

1.8           Guarantor.  Company will guarantee Buyer’s performance under this Agreement and guarantee Buyer’s obligations to pay the amounts owed under this Agreement, pursuant to a Continuing and Unconditional Guaranty dated the same day as this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
SELLER, STOCKHOLDER AND PRINCIPALS

Seller, Stockholder and Principals hereby jointly and severally represent and warrant the following to Buyer and Company:

2.1           Corporate Organization, etc.  Seller is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.  The conduct of its business and the ownership or lease of property does not require Seller to be qualified or licensed to do business as a foreign corporation in any state except those in which it has obtained a Certificate of Authority to transact business as a foreign corporation, in accordance with all applicable laws and regulations.  Set forth on Exhibit 2.1A and Exhibit 2.1B are complete and correct copies of Seller’s Articles of Incorporation and Bylaws, respectively, and Seller will, prior to the Closing, deliver to Buyer complete and correct copies of its Certificate of Existence, as presently in effect, to transact business in the State of Washington, and a Certificate of Authority for each foreign state, if any, in which it is qualified to do business.  Seller has all Federal, state and local licenses, permits or other approvals required for the operation of its business as now being conducted.

2.2           Capital Stock and Options.  As of the date of this Agreement, the authorized capital stock of Seller and the shares of Common Stock and the holders of such Common Stock are as set forth on Exhibit 2.2.  There is no treasury stock.  All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and are owned, free and clear of all encumbrances or claims, by the persons specified in said Exhibit.  There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which Seller is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

2.3           Authorizations.  Seller, Stockholder and Principals have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

2.4           No Violation.  Seller is not subject to or obligated under any article of incorporation, bylaw, law, or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated, or which would require notice or consent or approval by Seller’s execution, delivery and performance of this Agreement.  Seller, Stockholder and Principals will comply with all applicable laws, and with all applicable rules and regulations of any governmental authority, in connection with their execution, delivery and performance of this Agreement and the transactions contemplated hereby.

2.5           No Undisclosed Financial Liabilities, Claims, etc.  Except for regular or usual liabilities and obligations incurred in the ordinary course of business consistent with past practices, Seller has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which may arise only after the Closing Date and which result from actions or occurrences of Seller prior to the Closing Date.

2.6           Contracts.

(a)           Exhibit 2.6A contains all contracts leases, licenses, sublicenses, commitments and other agreements relating to the Purchased Assets and the operation of the business of Seller, both oral and written, to which Seller, Stockholder or any Principal (as the case may be) is a party (collectively, the “Contracts”).  Neither Seller, Stockholder nor any Principal, as the case may be, is in default or alleged to be in default under any Contract nor is the Seller, Stockholder or any Principal aware of any default by any other party, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract.  All of the Contracts that are to be assigned to Buyer pursuant to this Agreement are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and are capable of assignment to Buyer pursuant to this Agreement.  The Contracts are adequate and sufficient for the operation of the business of Seller in the ordinary course.

(b)           Neither Seller, Stockholder nor any Principal has any existing contracts with directors, officers, employees, distributors, franchisees, sales representatives or agents, except as provided on Exhibit 2.6B.

(c)           Neither Seller, Stockholder nor any Principal has given any power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever, and no person has been appointed as attorney in fact to act for or on behalf of Seller, Stockholder or any Principal in any capacity whatsoever.  For purposes hereof, powers of attorney given to legal counsel for the purpose of prosecuting patents or trademarks shall not be deemed to be powers of attorney or other appointments covered by this paragraph.

(d)           Neither Seller, Stockholder nor any Principal has made any other understanding, contract or agreement or granted any option to sell or otherwise transfer the Purchased Assets or the business of Seller.

2.7           Title and Related Matters.  Seller has good and marketable title to all of the Purchased Assets free and clear of all security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, royalties, charges or encumbrances of any kind or character.  Seller owns or leases, directly or indirectly, all of the assets, and is a party to all licenses and other agreements, presently used or reasonably necessary to carry on the business or operations of Seller as presently conducted.  All of Seller’s individual items of personal property are in reasonably good condition and working order.  Seller has the right to use the intangible personal property including, without limitation, rights in all Intellectual Property Assets described in Section 2.13 below, and rights in the Purchased Assets listed on Exhibit 1.1.  The inventories of Seller included in the Seller’s Inventory List on Exhibit 1.2: (i) are and will be valued at cost (on a first-in-first-out basis), subject to modification by the mutual agreement of Buyer and Seller based upon Buyer’s inspection of Seller’s inventories prior to Closing; and (ii) do not and will not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the normal course of the business of Seller as currently conducted within normal inventory “turn” experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been established.

2.8           Litigation.  There is no suit, action or proceeding pending (or demands for collective bargaining) or, to the knowledge of Seller or the Principals threatened against Seller or which, if adversely determined, would adversely affect the business, prospects, operations, properties or the condition, financial or otherwise, of Seller nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Seller having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

2.9           Tax Matters.

(a)           Seller has duly and timely filed (and prior to the date of Closing duly and timely file those currently not due) all applicable true, correct and complete Federal, state, local and foreign tax returns, reports, information statements or other information (“Tax Returns”), all prepared in accordance with applicable tax laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any Tax Returns were due.  Seller has timely paid all Federal, state, local or foreign laws, rules, regulations or orders including without limitation, any income, profits, employment (both employee and employer contributions and premiums as well as income tax withholdings and unemployment taxes) , sales, use, occupation, excise, real property, personal property or ad valorem taxes or any license or franchise (“Tax” or “Taxes”) required to be paid by it and, prior to the date of Closing, will timely pay any Taxes required to be paid by it as of such time (whether or not such Taxes are shown on any such Tax Return).  All Taxes not yet due have been fully accrued on the books of the Seller and adequate reserves have been established therefor.  There are no existing liens, claims or encumbrances for Taxes upon any of the Purchased Assets.

(b)           No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by that jurisdiction and no circumstances exist as a result of which any authority would assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which Seller or the Stockholder have knowledge.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request for any such waiver or consent pending.

2.10           Compliance with Law.  Seller has not previously failed, and is not currently failing, to comply with any applicable laws, ordinances, statutes, rules, regulations or orders promulgated by any Federal, state or local governmental body or agency relating to the business of Seller or the operation of its assets (collectively, the “Laws”) where such failure or failures would individually or in the aggregate have an adverse effect on the financial condition, business, operations or prospects of Seller.  In particular, but without limiting the generality of the foregoing, Seller is in compliance with all applicable Laws relating to anti-competitive practices, price fixing, health and safety, pollution, waste disposal, environmental, employment, labor, tax, the Employee Retirement Income Security Act of 1974 (“ERISA”), and discrimination matters.  There are no proceedings of record and to the knowledge of Seller or any Principal, no proceedings are pending or threatened, nor has Seller received any written notice, regarding any violation of any Law.

2.11           Employee Benefits Plans.

(a)           Exhibit 2.11 lists each Employee Benefit Plan that Seller maintains or to which it contributes.  “Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any employee pension benefit plan (including any multi-employer plan described in Section 414(f) of the Code) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity incentive, retention, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or other arrangement.  Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(b)           Neither Seller nor any entity required to be aggregated with Seller for purposes of Code Section 414(b), (c), (m) or (o) (an “ERISA Affiliate”) has maintained, contributed to, or ever has been required to contribute to any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c)           No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best knowledge of Seller, threatened.

(d)           Seller does not contribute to, and never has contributed to, any multi-employer plan (within the meaning of Section 3(37) of ERISA) or has any liability (including withdrawal liability) under any multi-employer plan.

(e)           Seller does not maintain or contribute, and never has maintained or contributed, to any Employee Benefit Plan providing medical, health or life insurance, or other welfare-type benefits for current or future retired or terminated employees, directors or independent contractors, their spouses, or their dependents.

(f)           Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code or intended to be an individual retirement plan under section 408 of the Code has received a favorable determination from the Internal Revenue Service indicating that it is so qualified or, in the case of an individual retirement plan, has been approved by the Internal Revenue Service and, to the Seller’s best knowledge, nothing has occurred which reasonably could be expected to affect such status adversely.  All contributions to Seller’s qualified Employee Benefit Plans for period ending immediately prior to the Closing Date have been timely contributed in accordance with the Code, ERISA and other applicable Laws.

(g)           Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been operated in good faith compliance with the Code and applicable IRS guidance issued thereunder.  To the best knowledge of Seller, no compensation shall be includable in the gross income of any employee or other service provider as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to Closing.

(h)           None of the execution or delivery of, or performance by the Seller of its obligations under, this Agreement will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or (ii) result in the triggering or imposition of (A) any restrictions or limitations on the right of the Seller to amend or terminate any Plan or (B) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(i)           There are no material unfair labor practice charges, material grievances or material complaints pending, or, to the best knowledge of the  Seller, threatened, against the Seller or strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending, or, to the best knowledge of Seller, threatened in writing, against or involving Seller.  Seller is not a party to any collective-bargaining agreements, and, to the best knowledge of Seller, there are not any union-organizing activities concerning any employees.

2.12           Environmental.  Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Federal, state, local or foreign law relating to pollution or the environment.  There are no past or present or threatened events, conditions, circumstances, activities, practices, incidents, releases, actions or plans which are not in compliance with the environmental laws or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generating, owning, processing, distribution, use, treatment, abatement, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.

2.13           Intellectual Property Assets.

(a)           Exhibit 2.13 contains a complete and accurate list of all intellectual property owned or licensed (as licensor or licensee) by Seller, Stockholder or any Principal which is or has been used in or otherwise related to the business of Seller (the “Intellectual Property Assets”).  The Intellectual Property Assets of Seller on Exhibit 2.13 contains a complete and accurate list of (i) all patents owned by Seller and all pending patent applications assigned to or subject to assignment to Seller, including for each such patent or patent application the application serial number or patent number, country, filing date, date of issuance (if applicable) and title, (ii) all registered trademarks and service marks of Seller and pending trademark applications by Seller, including, for each such trademark and service mark, the application number, registration number (if applicable), country, filing date, registration date (if applicable), mark, and description of goods and/or services (iii) all registered copyrights of Seller and copyright applications by Seller, including the application number, registration number (if applicable), title, country, filing date and registration date (if applicable); (iv) all registered domain names owned or used by Seller, including their renewal dates; and (v) all other registrations and/or pending applications for Intellectual Property Assets owned or filed by Seller  ((i) through (v), collectively, the “Registered Intellectual Property”).  All annuity, maintenance, renewal and other fees in connection with the Registered Intellectual Property are current and all other actions necessary to maintain pendency of any applications for any Registered Intellectual Property have been taken and no such payment is due or action need be taken within sixty (60) days after the date of this Agreement.

(b)           Seller owns or has the right to use pursuant to a valid and enforceable Contract all Intellectual Property Assets necessary for the operation of its business as presently conducted or contemplated to be conducted, in each case free and clear of all Liens.  The list of Contracts set forth on Exhibit 2.6 includes all Contracts related to the Intellectual Property Assets (all of which are noted as such on such schedule), except for non-exclusive licenses of Intellectual Property Assets issued by Seller to its customers in the ordinary course of its business.

(c)           Seller does not infringe or unlawfully or wrongfully use or possess any intellectual property of any person or entity and did not misappropriate any intellectual property of any person or entity.  Seller’s conduct of its business, and the continuation of the business subsequent to Closing, does not and will not violate, infringe upon, or misappropriate the Intellectual Property Assets of any person or entity, and no such claim of violation, infringement or misappropriation has been threatened or asserted or is pending against Seller, its end-user customers, licensees or licensors.  No product (including final and intermediate products) made, imported, offered for sale, sold or distributed by Seller, or process used or service provided by Seller, violates or breaches any Contract, or violates, infringes, or misappropriates any Intellectual Property Assets of any person or entity.  To the best knowledge of Seller, none of the foregoing claims or demands by any person or entity will be, or is likely to be made, nor is there any fact or circumstance that could reasonably give rise to any such claim or demand.

(d)           No person or entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Assets owned by Seller.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the best knowledge of Seller, threatened, which challenges the legality, validity, enforceability, use or ownership of any of such Intellectual Property Assets.

(e)           Seller is not bound by any Contract or order that restricts the right of Seller or Buyer to exploit any Intellectual Property Assets in any way.

(f)           The Intellectual Property Assets owned by Seller are valid and enforceable and Seller has taken all necessary steps to ensure the validity and enforceability of such Intellectual Property Assets, and to ensure the confidentiality of any trade secrets or other confidential information of Seller.

(g)           Each Intellectual Property Asset owned, used or available for use by Seller immediately prior to the Closing Date will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date hereunder.

2.14           Customers.  The ten (10) largest customers of Seller in Seller’s last completed fiscal year and the percentage of the gross revenue of Seller contributed by each is set forth on the Exhibit 2.14 attached hereto (the “Material Customers”).  The relationships of Seller with the Material Customers are good commercial working relationships.  To the best of Seller’s and each Principal’s knowledge, no Material Customer (a) has canceled or threatened in writing to cancel or otherwise modify its relationship with Seller, or (b) intends to cancel or otherwise modify its relationship with Seller.

2.15           Condition of Purchased Assets.  All of the Purchased Assets are in good operating condition and repair free from any defects (except such minor defects as do not materially interfere with the continued use thereof in the conduct of normal operations) are suitable for the purposes used and are adequate and sufficient for all current operations of the business of Seller.

2.16           Material Adverse Change.  There has been no material adverse change in the operation, earnings, assets, condition (financial or other) or results of operation of the Seller’s business from the date of execution of this Agreement through the Closing Date.

2.17           Disclosure.  No representation or warranty made by Seller, Stockholder or any Principal in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Buyer by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND COMPANY

Buyer and Company represent and warrant to Seller as follows:

3.1           Corporate Organizations, etc.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2           Authorizations, etc.  Buyer and Company have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The members and managers of Buyer and the stockholders, officers and directors of Company have duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

3.3           No Violation.  Neither Buyer nor Company is subject to or obligated under any articles of organization, operating agreement, law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.  Buyer and Company will comply with all applicable laws, and with all applicable rules and regulations of any governmental authority, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.4           Governmental Authorities.  Neither Buyer nor Company is required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental authority in connection with Buyer’s or Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.5           Valid Issuance of Stock. The Common Stock when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

3.6           Capitalization.  The authorized capital of the Company consists of 30,000,000 shares of Common Stock of which 5,440,823 shares are outstanding as of the date of this Agreement, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date of this Agreement.  All outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable.

ARTICLE IV
COVENANTS OF SELLER, STOCKHOLDER AND PRINCIPALS

Until the Closing, except as otherwise consented to or approved by Buyer or Company in writing, Seller, Stockholder and Principals jointly and severally covenant and agree (and will cause Seller to act or refrain from acting where required hereinafter) as follows:

4.1           Regular Course of Business.  Seller will operate its businesses diligently and in good faith, and with reasonable business prudence consistent with past management practices, will pay no dividends or distributions or bonuses and will make no changes to its organization or corporate structure.  Seller agrees that it shall not increase compensation or amend, terminate or enter into any Employee Benefit Plan.  Until Closing, Seller agrees that it will pay the Principals total compensation (including salary and bonus) not to exceed $10,000 per month, and that any dividend withdrawals from Seller will not exceed $4,000 per month.

4.2           Consultants, Brokers and Finders.  Seller, Stockholder and Principals represent that they have not retained any consultant, broker or finder in connection with this transaction.  Seller, Stockholder and Principals agree to indemnify and hold Buyer, Company and each of their respective associates and affiliates harmless against any claim or liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein, except to the extent that such liability arose from the acts of Buyer or Company.

4.3           Agreement with CORDAID Foundation.  The parties agree to each use commercially reasonable efforts to extend Seller’s existing agreements with CORDAID, a foundation registered under the laws of the Netherlands (“CORDAID”), under terms and conditions substantially similar to the terms set forth in the letter of intent dated March 22, 2010 attached hereto as Exhibit 4.3 through April 30, 2012.

ARTICLE V
COVENANTS OF BUYER AND COMPANY

Buyer and Company hereby covenant and agree with Seller that:

5.1           Confidentiality.  Buyer and Company will, and will cause their respective associates and affiliates’ and associates’ principals, officers and other personnel and authorized representatives to, hold in strict confidence, and not disclose to any other party without Seller’s prior consent, all information received by it from Seller, and any of Seller’s officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

5.2           Books and Records of Seller.  Buyer shall preserve and keep Seller’s books and records delivered hereunder for a period of one year from the date hereof, other than financial records which shall be maintained until the statute of limitations pertaining to the applicable final tax returns filed by Seller expire, and shall, during such period, make such books and records available to officers and directors of Seller for any reasonable purpose.

5.3           Financial Records of Buyer.  From Buyer’s inception through April 1, 2012, Buyer shall make the financial records of Buyer available to the Principals for inspection for any reasonable purpose.  The Principals will, and will cause their respective associates, affiliates and authorized representatives to, hold in strict confidence, and not disclose to any other party without Seller’s prior consent, all information received by them in connection with this subsection except as may be required by applicable law or as otherwise contemplated herein.  Neither the Company nor Buyer shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  To the extent practicable, the parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.4           Current Employees of Seller.  (a) On and after Closing, Buyer will offer employment to all of Seller’s current employees listed on Exhibit 5.4A at the same or higher salary or hourly wage, as applicable, and, provided that such employee accepts such employment, meets legal requirements for employment and does not resign, become disabled or die, shall continue to employ such employee for a period of at least two (2) years from the Closing Date; provided, however, that (1) any such employee may be terminated for Cause, and (2) each employee’s employment by Buyer is conditioned on that employee’s entering into a non-compete agreement in the form attached hereto as Exhibit 5.4B, respectively.  “Cause” shall mean the occurrence of any one of the following on the part of any one of Seller’s employees: (a) commission of any act of fraud or embezzlement; (ii) conviction of a felony or serious misdemeanor; (iii) continued negligence or continued misconduct in that employee’s performance after written notice from any officer of Buyer and a reasonable opportunity for the employee to cure such negligence or misconduct not to exceed thirty (30) days after such notice; (iv the employee’s breach of any other agreement between the employee and Buyer or a violation of Buyer’s rules or policies as communicated to employees from time to time; or (v) any action or failure to act that has an adverse effect on Buyer’s business or reputation.

(b)           Buyer will maintain, at its expense, for a period of at least a period of two years following Closing, (i) Seller’s current Kaiser Permanente Health Care Plan for the Principals, provided that, if Seller or Buyer is notified by the insurance carrier for such plan that such plan may not be assumed by Buyer or, if it has been assumed by Buyer, is no longer available from Kaiser Permanente, Buyer may comply with this Section 5.4(b) by providing a health care plan with coverage substantially similar to Seller’s existing Kaiser Permanente Health Care Plan to the Principals; and (ii) all other benefits (such as vacation, sick leave and work schedules), as the Principals currently maintain with Seller, unless Buyer and the Principals mutually agree to alter the working arrangements or benefits in any respect.

(c)           On and after Closing, Seller’s current employees listed on Exhibit 5.4A who accept employment with the Buyer shall be eligible to participate in the Company’s 401(k) plan under the same terms and conditions as new employees of the Company.

5.5           Lease of Seller’s Business Premises.  Buyer will pay to Stockholder two thousand six hundred fifty dollars ($2,650) per month for the two (2) years immediately following Closing to lease the office space in Garth and Gaylene Smith’s personal residence currently utilized as business premises of Seller.

5.6           Café Femenino.  Buyer will use its commercially reasonable efforts to maintain good communications and commercial relationships with Seller’s current and strategic origin partners as set forth in Exhibit 5.6, with special attention to the Café Feminino program.

ARTICLE VI
OTHER AGREEMENTS

Providing that the Closing occurs, Buyer, Company, Seller, Stockholder and Principals covenant and agree that:

6.1           Reserved.

6.2           Employment Agreements.  At the Closing, employment agreements in the form of Exhibit 6.2A shall be entered into between Buyer and Garth Smith and in the form of Exhibit 6.2B shall be entered into between Buyer and Gaylene Smith (collectively, the “Employment Agreements”).  In the event that, because of the death or disability (as defined in the Employment Agreements) of either Garth or Gaylene Smith during the Employment Term (as defined in the Employment Agreements), the  base salary (as defined in the Employment Agreements, not taking into account any deductions including for taxes or deferrals to employee benefit plans) paid to both of them is less than $300,000 in total (“Combined Base Salary”), the Company will pay to the survivor (in the case of death) or the employee who has become disabled a payment on account of such death or disability an amount equal to the difference between $300,000 and the Combined Base Salary.

6.3           Bill of Sale.  At the Closing, a bill of sale in the form of Exhibit 6.3 shall be entered into between Buyer and Seller.

6.4           Non-Compete Agreements, Non-Solicitation Agreements, Confidentiality Agreements and other Restrictive Covenants.  Seller agrees that (i) it shall not seek to enforce any agreement with a current or former employee, director, independent contractor or other person which provides for a non-compete, non-solicitation agreement, confidentiality agreement or other restrictive covenant (including but not limited to those listed on Exhibit 6.4) if such person is employed by or providing services, directly or indirectly, to the Buyer, any of its affiliates or any transferee of or from the Buyer or its affiliates and (ii) it shall enter into a release from such agreements with each such person who is a party thereto providing for the foregoing.

6.5           Taxes.

(a)           The Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Seller’s business as is reasonably necessary for the filing of Tax Returns, and making of any election related to Taxes, the preparation for any Tax audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  The Seller and the Buyer shall cooperate with each other in the conduct of any Tax audit or other proceeding related to Taxes involving the Seller’s business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.5(a).

(b)           Notwithstanding any other provision of this Agreement, Seller and Stockholder shall be jointly and severally liable and indemnify Buyer and each of its respective Affiliates, directors, stockholders, members, officers and managers for (i) Taxes of Seller, or any affiliate or predecessor thereof; (ii) all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date (“Pre-Closing Taxes”), which shall be allocated to Pre-Closing Taxes based on the number of days in the applicable taxable period ending on the Closing Date to the total number of days in such applicable period; and (iii) all Taxes attributable to any transaction or event involving Seller during the pre-Closing Tax period.  Seller and Stockholder shall be jointly and severally liable and indemnify Buyer for any sales, use, documentary, recording, stamp, transfer or similar Taxes arising from the sale of the Purchased Assets and the transactions contemplated by this Agreement (“Transfer Taxes”), and shall duly and timely file any Tax Return required in connection therewith.  Claims arising under this Section 6.5(b) shall survive for the full period of any applicable statute of limitations plus an additional ninety (90) days.  If Buyer makes a payment of any such Taxes described in this Section 6.3(b), it shall be entitled to prompt reimbursement from Seller and/or the Stockholder for such Taxes upon presentation to Seller of evidence of such payment.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF BUYER AND COMPANY

Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer and Company:

7.1           Representations and Warranties; Performance.  The representations and warranties made by Seller, Stockholder and Principals herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller, Stockholder and Principals shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

7.2           Consents and Approvals.  All consents from third parties and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on Seller’s financial condition or business shall have been obtained and delivered to Buyer.

7.3           No Proceeding or Litigation.  No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against Seller, Stockholder, Principals, Buyer or Company or any of their respective principals, officers or managers seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

7.4           Tax Status Letters.  Seller shall have provided Buyer with a tax status letter from (1) the Washington State Department of Revenue no more than thirty (30) days prior to the Closing indicating that no tax is due and owing to the State of Washington from Buyer and (2) the New Jersey Division of Taxation no more than 30 days prior to Closing indicating that no tax is due and owing to the State of New Jersey from Buyer

7.5           Other Documents.  Seller will furnish Buyer or Company with such other and further documents and certificates of its officers, directors and others as Buyer or Company shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

7.6           Other Agreements.  The agreements for which the forms of are attached hereto as Exhibit 6.1A, Exhibit 6.1B, Exhibit 6.2A, Exhibit 6.2B, Exhibit 6.3 and Exhibit 6.4 shall have been entered into and delivered.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF

SELLER, STOCKHOLDER AND PRINCIPALS

Each and every obligation of Seller, Stockholder and Principals under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller, Stockholders and Principals:

8.1           Other Agreements.  The agreements for which the forms of are attached hereto as Exhibit 6.1A, Exhibit 6.1B, Exhibit 6.2A, Exhibit 6.2B and Exhibit 6.3 shall have been entered into and delivered.

ARTICLE IX
CLOSING

9.1           Closing.  Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the “Closing”) shall be held on May 3, 2010, or on such other date mutually agreed upon (the “Closing Date”), at such place or places as Buyer shall designate.

9.2           Deliveries at Closing.

(a)           At the Closing, Seller shall transfer and assign to Buyer all of the Purchased Assets, and other agreements, to be executed and delivered hereunder shall be duly and validly executed and delivered.

(b)           At and after the Closing, Seller shall have the right to review and obtain copies of any financial records of Seller, in the possession of Buyer, necessary for the preparation of Seller’s tax returns, and Buyer agrees to retain such records until the statute of limitations pertaining to the final tax returns filed by Seller expires, and Buyer shall have the right to review and obtain copies of the minute book, stock book and stock register of Seller.

(c)           At the Closing, Seller shall deliver to Buyer, in form reasonably satisfactory to counsel for Buyer, such bills of sale, assignments, deeds or other conveyances and all third party consents as may be appropriate or necessary to effect the transfer to Buyer of the property and rights as contemplated herein.

(d)           From time to time after the Closing, at Buyer’s request and without further consideration from Buyer, Stockholder and Principals shall cause Seller to execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of any assets or property to be sold, conveyed, transferred and delivered hereunder.

9.3           Specific Performance.  The parties hereto agree that if any party hereto is obligated to, but nevertheless does not, consummate this transaction, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties consummate this transaction.  In an action for specific performance by any party against the other party, the other party shall not plead adequacy of damages at law.

ARTICLE X
TERMINATION AND ABANDONMENT

10.1           Methods of Termination.  This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a)           by mutual consent of Buyer and Seller;

(b)           by either (i) Seller, or (ii) Buyer if (A) such party is not in breach and the other party is in breach, or (B) this Agreement is not consummated on or before the Closing Date, including extensions;

(c)           or, in any event, on June 30, 2010 if this Agreement has not been consummated, unless such date is extended by mutual consent of Buyer and Seller.

10.2           Procedure Upon Termination.  In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           each party will redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)           all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information;

(c)           no party hereto shall have any liability or further obligation to any other party to this Agreement; and

(d)           each party shall bear its own expenses.

ARTICLE XI
INDEMNIFICATION

11.1           Indemnification by Seller, Stockholder and Principals. Seller, Stockholder and Principals jointly and severally agree to indemnify Buyer, Company and each of their respective members, stockholders, officers, directors and employees against any loss, damage, or expense (including but not limited to reasonable attorneys’ fees) (“Damages”), incurred or sustained by Buyer or Company and each of their respective members, stockholders, officers, directors and employees as a result of (a) any breach of this Agreement by Seller, Stockholder or any Principal; (b) any inaccuracy in any of the representations or warranties made by Seller, Stockholder or Principals in this Agreement; or (c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Seller, Stockholder or any Principal in accordance with any provision of this Agreement.

11.2           Indemnification by Buyer and Company. Buyer and Company agree to indemnify Seller and each of its officers, directors, employees and Stockholder against any loss, damage, or expense (including but not limited to reasonable attorneys’ fees) (“Damages”), incurred or sustained by Seller and each of its officers, directors, employees and Stockholder as a result of (a) any breach of this Agreement by Buyer or Company; or (b) any inaccuracy in any of the representations or warranties made by Buyer or Company in this Agreement.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1           Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Seller, Stockholder, Principals, Buyer and Company by their respective members, directors, officers or principals thereunto duly authorized, at any time prior to the Closing Date with respect to any of the terms contained herein.

12.2           Waiver of Compliance; Consents.  Any failure of Seller, Stockholder or Principals on the one hand, or Buyer or Company on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or Company or by Seller, Stockholder or Principals, respectively, or by their respective officers thereunto duly authorized, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

12.3           Expenses.  Each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated herein.

12.4           Investigations; Survival of Warranties. The respective representations and warranties of Seller, Stockholder, Principals, Buyer and Company contained herein or in any certificates or other documents delivered prior to or at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto.  Each and every such representation and warranty shall survive for a period of three (3) years from the Closing Date; provided, however, all representations and warranties made pursuant to Sections 2.1, 2.2, 2.3, 2.10, 2.13, and 2.16 shall survive as long as permitted by law.

12.5           Notices.  All claims, notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail, return receipt requested, with postage paid:

(a)           If to Seller to:

Organic Products Trading Company
P.O. Box 2994
Vancouver, Washington 98668
Attention:  Garth W. Smith

With a copy to:

Kenneth V. Hoffman
Attorney at Law
800 N. Devine Rd.
Vancouver, WA 98661

(b)           If to Stockholder:

Garth William Smith and Gaylene Louise Smith Revocable Living Trust
c/o Organic Products Trading Company
P.O. Box 2994
Vancouver, Washington 98668
Attention:  Garth W. Smith, Trustee

With a copy to:

Kenneth V. Hoffman
Attorney at Law
800 N. Devine Rd.
Vancouver, WA 98661

(c)           If to Principals:

Garth William Smith and
Gaylene Louise Smith
c/o Organic Products Trading Company
P.O. Box 2994
Vancouver, Washington 98668

With a copy to:

Kenneth V. Hoffman
Attorney at Law
800 N. Devine Rd.
Vancouver, WA 98661

or to such other person or address as Seller, Stockholder or Principals, respectively, shall furnish to Buyer in writing.

(d)           If to Buyer to:
Coffee Holding Acquisition LLC
c/o Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, New York 10314
Attention:  Andrew Gordon

with a copy to:

Sonnenschein Nath & Rosenthal
1301 K Street, N.W.
Suite 600, East Tower
Washington, DC 20005-3364
Attention:  Matthew Dyckman

(e)           If to Company to:

Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, New York 10314
Attention:  Andrew Gordon

with a copy to:

Sonnenschein Nath & Rosenthal
1301 K Street, N.W.
Suite 600, East Tower
Washington, DC 20005-3364
Attention:  Matthew Dyckman

or to such other person or address as Buyer or Company, respectively, shall furnish to Seller in writing.

12.6           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party or parties.

12.7           No Third Party Beneficiaries.  The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

12.8           Governing Law.  This Agreement shall be governed by the laws of the State of New York as to all matters including, but not limited to, matters of validity, construction, effect and performance.

12.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10           Neutral Interpretation.  This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

12.11           Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12           Entire Agreement.  This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first hereinabove set forth.

BUYER:		SELLER:

COFFEE HOLDING ACQUISITION LLC		ORGANIC PRODUCTS TRADING COMPANY

By:	/s/ Andrew Gordon	By:	/s/ Garth Smith
	Name: Andrew Gordon		Name: Garth Smith
	Title: President		Title: President

COMPANY:		STOCKHOLDER:

COFFEE HOLDING CO., INC.		GARTH WILLIAM SMITH AND GAYLENE LOUISE SMITH REVOCABLE LIVING TRUST

By:	/s/ Andrew Gordon	By:	/s/ Garth Smith
	Name: Andrew Gordon		Name: Garth Smith
	Title: President		Title: Trustee

		By:	/s/ Gaylene Smith
Name: Gaylene Smith
Title: Trustee

PRINCIPALS:

/s/ Gaylene Smith
Garth Smith, President

/s/ Gaylene Smith
Gaylene Smith, Secretary and Treasurer